EXHIBIT 23.12


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-115760 on Form S-1 of ML JWH Strategic Allocation Fund L.P. (the "Partnership") of our report dated March 1, 2005, relating to the consolidated statements of financial condition as of December 31, 2004 and 2003, and the related consolidated statements of operations and changes in partners' capital for each of the three years in the period then ended and the consolidated financial data highlights for the year ended December 31, 2004; and of our report dated March 1, 2005, relating to the balance sheet as of December 31, 2004 of Merrill Lynch Alternative Investments LLC, both appearing in the Disclosure Document, which is part of the Registration Statement.

We also consent to the reference to us as experts under the heading "Selected Financial Data" in the Disclosure Document, appearing in such Registration Statement.

Deloitte & Touche LLP
New York, New York
March 1, 2005